Exhibit 1.2

AMENDMENT TO

PLACEMENT AGREEMENT

        This AMENDMENT TO PLACEMENT AGREEMENT is made this 21st day of April 2006 as an amendment to that PLACEMENT AGREEMENT dated as of the 24th day of March, 2006, by and between PURE BIOSCIENCE, a California corporation (the “Company”), and TAGLICH BROTHERS, INC. (the “Placement Agent”).

WHEREAS, the Company and the Placement Agent have agreed to amend the following provisions of the PLACEMENT AGREEMENT and the PLACEMENT AGENT WARRANT:

NOW, THEREFORE, in consideration of their agreement to amend the PLACEMENT AGREEMENT and PLACEMENT AGENT WARRANT, the Company and the Placement Agent hereby agree as follows:

1.     Section 8(a) of the PLACEMENT AGREEMENT is hereby deleted in its entirety and replaced with the following:

    8.        Registration Rights and “Piggy-Back” Registration Rights.

        As soon as possible after the Final Closing Date, but in no event later than thirty (30) days after the Final Closing Date (regardless of whether the Maximum Amount of Common Stock shall have been sold), the Company shall, at its sole cost and expense, file a registration statement (as amended or supplemented from time to time, the “Registration Statement”) on the appropriate form under the 1933 Act with the SEC covering all of the Shares and the Warrant Shares (collectively, the “Registrable Securities”) for all holders of the Shares and the Placement Agent Warrants (collectively, the “Registered Holders”), time being of the essence. The Company will use best efforts to have the Registration Statement declared effective, and to keep the Registration Statement effective, until the earlier of (x) three years after the Final Closing Date, (y) the date when all the Registrable Securities have been sold or (z) the date on which the Registrable Securities may be sold without any restriction pursuant to the Rule 144. If the Registration Statement is not filed within thirty (30) days after the Final Closing Date, (i) the Company will pay to each Investor a cash penalty of two percent (2%) of such Investor’s Purchase Price investment (to the extent accepted) and (ii) the exercise price of the Placement Agent Warrants will be reduced (and, concomitantly, the aggregate number of Warrant Shares issuable upon the exercise of the Placement Agent Warrants shall increase) by two percent (2%), in each case for each thirty (30) day period, or any part thereof beyond said thirty (30) day period, until the Registration Statement is filed. In addition, if the Registration Statement is not declared effective within 150 days of the filing date, (i) the Company will pay to each Investor a cash penalty of two percent (2%) of such Investor’s Purchase Price (to the extent accepted) for each thirty (30) day period, or any part thereof, beyond such 150 day period, until the Registration Statement is declared effective. The maximum cash payments to each Investor pursuant to these provisions is thirty-six percent (36%) of such Investor’s Purchase Price (to the extent accepted), as the case may be.

2.     All other sections of the PLACEMENT AGREEMENT remain unchanged.

        IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO PLACEMENT AGREEMENT as of the date first set forth above.

PURE BIOSCIENCE By: /s/ Michael L. Krall Name: Michael L. Krall Title: President	TAGLICH BROTHERS, INC. By: /s/ Robert Schroeder Name: Robert Schroeder Title: Vice President